AMENDMENT No 1
to CUSTODIAN AGREEMENT dated as of 16 December, 2011 between MILLICOM INTERNATIONAL CELLULAR S.A., a public limited liability company incorporated under the laws of Grand-Duchy of Luxembourg (the “Company”) and SKANDINAVISKA ENSKILDA BANKEN AB (publ), a banking association organized under the laws of Sweden and any successor as custodian hereunder (the “Custodian”) (the “Amendment”).
Capitalised terms unless otherwise defined in this Amendment will have the meaning as set out in the Custodian Agreement.
WITNESSETH:
WHEREAS, the Company and the Custodian wish to formalise some changes to the Custodian Agreement in relation to the parties’ obligations in respect of the annual general meeting (AGM) to be held on June 25th 2020, or any other date announced by the Company, and all subsequent shareholders meetings of the Company until this Amendment is terminated, noting that this new procedure was applied by the parties also in relation to the AGM 2019;
WHEREAS, the Company have agreed with Euroclear Sweden AB (“Euroclear”) that Euroclear will perform certain duties involving proxy management in relation to shareholders’ meetings to be held in the Company, as the Custodian does not provide online voting solutions at the time of this Amendment No. 1;
WHEREAS, the parties’ obligations in respect of a shareholders meeting in the Company are regulated in Section 4.07 of the Custodian Agreement and in section 8 of the General Terms and Conditions;
WHEREAS, the Company and the Custodian agreed to amend the Custodian Agreement with respect to the AGM 2020 and to any other shareholders’ meeting to be held in the Company on the terms as set out in this Amendment;

NOW THEREFORE, the parties agrees as follows:
A) Notwithstanding what is stated in Section 4.07 of the Custodian Agreement (Voting of Deposited Securities) and without amending the wording therein, the parties have agreed that the procedures and duties as set out in Exhibit C to this Amendment will be applied in connection with the AGM 2020 and with respect to any subsequent shareholders’ meetings in the Company.
B) The parties agree that the Custodian will not assume any responsibility or liability whatsoever under the Custodian Agreement or the General Terms and Conditions for the activities to be performed by Euroclear according to Exhibit C.
C) The Company agrees and undertakes to indemnify and hold harmless the Custodian with respect to any amount, cost or damage which the Custodian may be liable for to a Holder under the General Terms and Conditions as a result of any act or service for a shareholders’ meeting performed or omitted to be performed by Euroclear pursuant to Exhibit C.
D) The Company agrees to keep SEB informed of the planning process of the shareholder meetings.
E) This Amendment shall take effect as of 1 June 2020 and remain in effect in relation to the procedures relating to all shareholders meetings of the Company, until this Amendment is terminated by any of the parties.
F) Except for Section 4.07 as follows from the above, all terms and conditions of the Custodian Agreement and the General Terms and Conditions, shall remain in full force.
G) This Amendment may be terminated by either party by giving the other party a written notice of termination not less than ten calendar days in advance. The Custodian may also terminate this Amendment immediately if the agreement between Euroclear and the Company setting out the duties and activities to be performed by Euroclear pursuant to Exhibit C is terminated.
H) 7.05 (Governing Law) of the Custodian Agreement shall apply also in relation to this Amendment.

IN WITNESS WHEREOF MILLICOM INTERNATIONAL CELLULAR S.A. and SKANDINAVISKA ENSKILDA BANKEN AB (publ) have duly executed this Amendment as of June 11, 2020 / 9:18 PM CEST.

MILLICOM INTERNATIONAL CELLULAR S.A.
By:	/s/ Patrick Gill
Name:	Patrick Gill
Title:	Company Secretary

MILLICOM INTERNATIONAL CELLULAR S.A.
By:	/s/ Bruno Nieuwland
Name:	Bruno Nieuwland
Title:	Chief Administrative officer

SKANDTNAVISKA ENSKILDA BANKEN AB (publ)
By:	/s/ Björn Welander	By:	/s/ Fredrick Martinson
Name:	Björn Welander	Name:	Fredrick Martinson
Title:	Head of Securites & Wealth Operations	Title:

Exhibit C to Amendment 1 to the Custodian Agreement
Procedure regarding activities and responsibilities for the Company, the Custodian and Euroclear in relation to the AGM 2020. In respect of extraordinary shareholders meetings in the Company, the procedures of this Exhibit C shall apply to the extent applicable.

Responsible	Activity
Millicom	The Company shall inform SEB no later than (2) months in advance of any annual shareholders meeting and as regards any extraordinary shareholders meetings as soon as practically possible and prudent.
Millicom /SEB	Millicom informs SEB the record date (“AGM Record Date”) and agree on the time plan activities.
Millicom	Millicom send the initial draft of the notification form of attendance and the SDR proxy form to Euroclear and SEB for review.
Euroclear /SEB	Euroclear /SEB review the notification form of attendance and the proxy form.
Millicom	Millicom sends draft of the convening notice of the AGM, short announcement of the AGM convening notice to SEB and Euroclear for review.
Millicom	Millicom approval of the notification form of attendance and the proxy form.
SEB	SEB reviews the short announcement of the AGM.
SEB	SEB request Euroclear to open up the procedure for temporarily voting registration. SEB instructs Euroclear to open up a procedure in order for nominees to be able to temporarily re-register SDRs in the name of the actual Holder (beneficial owner) prior to the AGM Record Date.[1]
SEB	SEB orders a “bolagsstämmoakitebok” from Euroclear Sweden AB.
SEB	SEB sends an information letter via mail to Euroclear Sweden AB, which explains the procedure for this year’s AGM in Millicom. This mail will be sent by Euroclear Sweden AB to Swedish custodians, institutions and brokers/dealers as nominees in the VPC system. They will in their turn have the possibility to inform their clients on how to proceed in order to attend and vote at the AGM.
Millicom	Millicom publishes the notification form of attendance at the AGM and the SDR holder proxy form on Millicom’s website (www.M illicom.com).
Millicom
Millicom sends the short Swedish announcement of the AGM convening notice to SvD for publication, and post a press release of the convening notice in accordance with the General Terms and Conditions for the SDRs together with the convening notice in full on Millicom’s website according to Luxembourg law.
(www.Millicom.com)

Millicom	Millicom sends Euroclear final version of Invitation letter/proxy and notification form for distribution.
Euroclear	Euroclear receives final version of Invitation Letter/proxy and notification form.
Euroclear	Euroclear sends to SDR Holders the Invitation Letter together with the notification form of attendance and the proxy form in order to vote. In the information are codes in order for the SDR Holder to vote electronically.
Euroclear	Euroclear sends a reminder of the information mail via Euroclear.
Euroclear	Euroclear gather the received notification forms of attendance and the proxy forms.
1 Under paragraph 4.3 Assignment to Euroclear Sweden. The issuer undertakes to carry out all measures and otherwise fulfill the prerequisites which is required for Euroclear Sweden to be able to fulfill its obligations under this Agreement. The issuer also undertakes to notify Euroclear Sweden in good time of each assignments which the Issuer intends to hand over to Euroclear Sweden and to consult with Euroclear Sweden on the scheduling of assignments.

2

Euroclear	Euroclear tabulates the received notification forms of attendance and the proxy forms.
Euroclear	Euroclear reconciles the received notification forms of attendance and the proxy forms with the SDR holders list at per the AGM Record Date. Only Holders registered as owners of SDRs on the AGM Record Date may participate / vote at the AGM.
SEB	SEB issues proxies authorising all the SDR Holders registered on the AGM Record Date to represent SEB in its capacity as shareholder at the AGM and send it to the Company.
Euroclear/SEB	Euroclear or SEB does not have the right to accept notifications to attend the meeting that was not received before or on the record date.
Euroclear	Euroclear reports the preliminary results of the received notification forms of attendance and the proxy forms to Millicom and SEB.
Euroclear	Euroclear closes the voting period – Deadline to submit notification forms and proxy forms.
Euroclear	Euroclear reports the final results of the received notification forms of attendance and the proxy forms to Millicom and SEB.
Euroclear	Euroclear sends the proxy and notifications forms signed by the SDR Holders to Millicom, ensuring the proxy and notifications forms are received by Millicom in good time before the shareholder meeting.
Millicom/Euroclear	Millicom and Euroclear consolidate the final results of received notification forms and proxy forms from SDR Holders and shareholders.

Millicom International Cellular S.A.
/s/ Patrick Gill	/s/ Bruno Nieuwland
Patrick Gill	Bruno Nieuwland
Company Secretary	Chief Administrative Officer